Exhibit 99.1

41280 Bridge St Novi, MI 48375 P: 517.543.6400 THESHYFTGROUP.COM

The Shyft Group Expands Board of Directors with

Appointment of Terri Pizzuto and Mark Rourke

New Directors Bring Financial and Operational Expertise

in Transportation and Logistics

Novi, Mich., January 4, 2021 – The Shyft Group, Inc. (NASDAQ: SHYF) (“Shyft” or the “Company”), North America’s leader in specialty vehicle manufacturing, assembly, and upfit for ecommerce-driven parcel delivery, as well as the broader commercial, retail, and service specialty vehicle markets, today announced that Terri Pizzuto and Mark Rourke have been appointed to the Company's Board of Directors, effective January 4, 2021. Pizzuto was also appointed to the Board’s Audit Committee, and Rourke was appointed to the Board’s Human Resources and Compensation Committee.

“We welcome Terri and Mark to The Shyft Group’s Board of Directors and very much look forward to adding their insights, experience, and wide-ranging expertise to our team,” said James Sharman, Chairman of the Board. “Their significant experience in both operations and finance, particularly within the transportation and logistics industry, will be valuable assets to our Board, as we continue to seek innovative solutions for our customers and drive increased shareholder value."

Pizzuto brings nearly four decades of executive financial experience, most recently serving as Executive Vice President, Chief Financial Officer and Treasurer of Hub Group, Inc., a publicly traded supply chain solutions provider that offers multi-modal transportation services throughout North America. Prior to her time at Hub Group, Pizzuto, a CPA, spent 22 years at Arthur Andersen, LLP, including as an Audit Partner.

“I am delighted to join The Shyft Group Board during a time of incredible momentum, not only in our business, but in the industries we serve,” said Pizzuto. “I look forward to lending my diverse experience across transportation and logistics and helping to accelerate the Company’s continued growth.”

Rourke currently serves as President and Chief Executive Officer of Schneider National, Inc. (NYSE: SNDR), a publicly traded provider of truckload, intermodal, and logistics services, managing a fleet of 9,100 company trucks and 58,000 trailers and containers throughout North America. Since starting his career with Schneider National in 1987, Rourke has served in a series of leadership positions of increasing responsibility, including roles as Executive Vice President and Chief Operating Officer, which he held prior to his appointment to President and Chief Executive Officer in 2019.

“With the rapidly evolving industry served by The Shyft Group, I am excited to join the Board and offer my unique experience as a fleet operator to the Company’s operations and our customers,” said Rourke. “The Shyft Group has experienced significant growth and momentum throughout 2020, and I look forward to contributing to the Board’s strategic oversight and guidance, as we seek to enhance the value The Shyft Group brings to all our stakeholders.”

The Company's Board of Directors now consists of Chairman James Sharman, Daryl Adams, Thomas Clevinger, Richard Dauch, Michael Dinkins, Angie Freeman, Ron Harbour, Paul Mascarenas, Terri Pizzuto, and Mark Rourke.

41280 Bridge St Novi, MI 48375 P: 517.543.6400 THESHYFTGROUP.COM

About The Shyft Group
The Shyft Group is the North American leader in specialty vehicle manufacturing, assembly, and upfit for the commercial, retail, and service specialty vehicle markets. Our customers include first-to-last mile delivery companies across vocations, federal, state, and local government entities, the trades, and utility and infrastructure segments. The Shyft Group is organized into two core business units: Shyft Fleet Vehicles & Services and Shyft Specialty Vehicles. Today, its family of brands include Utilimaster, Royal Truck Body, Strobes-R-Us, Spartan RV Chassis, Builtmore Contract Manufacturing, and corresponding aftermarket provisions. The Shyft Group and its go-to-market brands are well known in their respective industries for quality, durability, and first-to-market innovation. The Company employs approximately 2,900 associates across campuses, and operates facilities in Michigan, Indiana, Maine, Pennsylvania, South Carolina, Florida, Missouri, California, Arizona, Texas, and Saltillo, Mexico. The Company reported sales from continuing operations of $757 million in 2019. Learn more about The Shyft Group at www.TheShyftGroup.com.

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CONTACT:

Investors:

Juris Pagrabs

Group Treasurer, Director of Investor Relations

The Shyft Group

Juris.Pagrabs@theshyftgroup.com

(517) 997-3862

Media:

Samara Hamilton

Vice President of Marketing and Communications

The Shyft Group

Samara.Hamilton@theshyftgroup.com

(517) 997-3860